SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

 Filed by the Registrant   X
 Filed by a Party other than the Registrant ___
 Check the appropriate box:
   __ Preliminary Proxy Statement
   __ Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
   X  Definitive Proxy Statement
   __ Definitive Additional Materials
   __ Soliciting Material Pursuant to <section> 240.14a-11(c) or
      <section> 240.14a-12

                      WAUSAU-MOSINEE PAPER CORPORATION
            (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

   X No fee required

  __ Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

  __ Fee paid previously with preliminary materials.

  __ Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ___________________________
     (2)  Form, Schedule or Registration Statement No:______________
     (3)  Filing Party: ___________________________
     (4)  Date Filed: ___________________________

                 WAUSAU-MOSINEE PAPER CORPORATION
                      1244 KRONENWETTER DRIVE
                   MOSINEE, WISCONSIN 54455-9099

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       _____________________

     The annual meeting of shareholders of Wausau-Mosinee Paper
 Corporation will be held at the Westwood Conference Center, 1800 West Bridge Street, Wausau, Wisconsin, on Thursday, April 22, 1999, at 2:00 p.m., local time, for the following purposes:

     1.   To elect two Class III directors;

     2. To approve the appointment of Wipfli Ullrich Bertelson LLP as independent auditors of the company for the fiscal year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting.

     The record date for determining the holders of common stock entitled to vote at the annual meeting or any adjournment thereof is the close of business on February 26, 1999.


     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

     March 17, 1999
                                   BY ORDER OF
                                   THE BOARD OF DIRECTORS

                                   GARY P. PETERSON
                                   Gary P. Peterson
                                   Secretary

                       ____________________

                                                   MARCH 17, 1999
 WAUSAU-MOSINEE PAPER CORPORATION
 1244 KRONENWETTER DRIVE
 MOSINEE, WISCONSIN  54455-9099


                          PROXY STATEMENT
                                FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD APRIL 22, 1999


                      SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Wausau-Mosinee Paper Corporation (the "Company") for use at the annual meeting of shareholders to be held at 2:00 p.m., at the Westwood Conference Center, 1800 West Bridge Street, Wausau, Wisconsin on April 22, 1999, and at any adjournment thereof (the "Annual Meeting").

     In addition to solicitation by mail, officers, directors and employees of the Company and its subsidiaries, none of whom will be compensated for such services, may solicit proxies in person or by telephone, facsimile, electronic mail or other forms of communication. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners of the Company's common stock, will be borne by the Company.


                         VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on the record date, February 26, 1999 (the "Record Date"), on all matters to be voted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board of Directors.

     If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRP"), the participant's proxy will also serve to direct the administrator of the DRP with respect to the voting of any shares of common stock held for the participant under the DRP at the close of business on the Record Date. Shares beneficially owned by participants in the DRP for which no proxy or other voting directions are received will not be voted.

                                 -2-

     Brokers who are the holders of record of Company common stock for customers generally have discretionary authority to vote on certain routine matters. However, such brokers generally will not have authority to vote on other matters if they have not received instructions from their customers. In determining the vote of a shareholder on matters for which the broker does not have the authority to vote shares held of record by the broker, the shares will be recorded as a "broker non-vote."

     Although there is no controlling Wisconsin precedent regarding the treatment of broker non-votes, the Company believes Wisconsin law provides for, and the Company intends to apply, the following principles with respect to broker non-votes and the other voting requirements for the matters to be presented to the Annual Meeting. The discussion of voting requirements assumes, with respect to each matter to be presented to shareholders, that a quorum is present.

     QUORUM.   For purposes of determining a quorum, shareholders who
 are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

     ELECTION OF DIRECTORS. Directors are elected by a plurality of the votes cast by the shares entitled to vote. For this purpose, a "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of two directors to be chosen at the Annual Meeting. Shareholders may vote in favor of the nominees specified on the accompanying form of proxy or may withhold their vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

     APPROVAL OF AUDITORS. The appointment of auditors will be approved if more shares are voted in favor of approval than are voted against approval. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of auditors.

     A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company at the Company's principal office, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying form of proxy will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1) TO ELECT Daniel R. Olvey and Gary W. Freels for terms of office as Class III directors which will expire at the annual meeting of shareholders to be held in 2002 (see "Election of Directors");

                                 -3-

     (2) TO APPROVE the appointment of Wipfli Ullrich Bertelson LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 (see "Approval of the Appointment of
          Independent Auditors"); and

     (3) IN THE BEST JUDGMENT of those named as proxies on the accompanying form of proxy on any other matters to properly come before the Annual Meeting (see summary of bylaw requirements under "Shareholder Proposals").

                       ELECTION OF DIRECTORS

     The Company's restated articles of incorporation, as amended, provide that the number of directors shall be determined pursuant to the Company's bylaws and resolutions of the Board, but there shall be not less than three nor more than nine directors. Directors are to be divided into three classes so that each class has, to the extent possible, an equal number of directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. A director appointed by the Board to fill a vacancy created by an increase in the number of directors must stand for reelection for the balance of his term at the next subsequent annual meeting. No person may be elected a director if that person has attained age 70 as of the date of the election. The Board is now composed of three classes consisting of three Class I and Class II directors, respectively, and two Class III directors.

     The Nominating Committee of the Board will consider nominating for directors individuals whose names are submitted by shareholders. See "Committees and Compensation of Board of Directors."

     At the Annual Meeting, the nominees listed below will be candidates for reelection to the classes indicated. Each of the candidates has consented to serve if elected, but in the event one or both of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxies to vote for such substitute or substitutes as may be designated by the Nominating Committee.

     The following information is furnished with respect to the nominees and all continuing directors:
                        PRINCIPAL OCCUPATION           CLASS AND YEAR
                        AND OTHER                      WHICH TERM        DIRECTOR
 NAME AND AGE           DIRECTORSHIPS                  WILL EXPIRE       SINCE

 NOMINEES
 Daniel R. Olvey, 50    President and Chief Executive  Class III        1997
                        Officer of the Company since   2002
                        December, 1997; formerly,
                        President and Chief

                                 -4-

                        Executive Officer and a
                        director of Mosinee
                        (1993 - 1997)

 Gary W. Freels, 50     President, Alexander           Class III        1996
                        Properties, Inc.               2002
                        (investment management);
                        formerly President, M&I
                        First American Bank
                        (1992 - 1995)

 CONTINUING DIRECTORS

 Walter Alexander, 64   President of Alexander Lumber  Class I          1997
                        Co.; also a director of        2000
                        Old Second Bancorp, Inc.;
                        formerly a director of Mosinee
                        (1987 - 1997)

 San W. Orr, Jr., 57    Chairman of the Board of the   Class I          1970
                        Company and Advisor, Estates   2000
                        of A.P. Woodson and Family;
                        Chief Executive Officer of
                        the Company (1994 - 1995);
                        formerly Chairman of the
                        Board (1987 - 1997) and a
                        director (1972 - 1997) of
                        Mosinee; also a director of
                        MDU Resources Group, Inc. and
                        Marshall & Ilsley Corporation

 David B. Smith, 60     Consultant; formerly Vice      Class I          1972
 Jr.                    President, Labor Relations,    2000
                        Weyerhaeuser Company

 Harry R. Baker, 66     Former President and Chief     Class II         1992
                        Executive Officer, Marathon    2001
                        Electric Manufacturing
                        Corporation (1989 - 1998);
                        formerly a director of Mosinee
                        (1995 - 1997)

 Richard G. Jacobus, 69 Chairman and CEO, Jacobus      Class II         1997
                        Wealth Management, Inc.        2001
                        (multiple client
                        family office); formerly,
                        President and Chief
                        Executive Officer, Johnson
                        International, Inc.
                        (1988 - 1995); formerly
                        a director of Mosinee
                        (1985 - 1997)

 Richard L. Radt, 67    Vice Chairman of the Board     Class II         1997
                        of the Company; President      2001
                        and Chief Executive
                        Officer and a director of the
                        Company (1977 - 1987); formerly
                        Vice Chairman (1993 - 1997) and
                        President and Chief Executive Officer
                        (1988 - 1993) of Mosinee
                                   -5-

         COMMITTEES AND COMPENSATION OF BOARD OF DIRECTORS

 COMMITTEES AND MEETINGS

     The Board appointed audit, compensation, and nominating committees for the last fiscal year.

     The Audit Committee, consisting of Messrs. Jacobus, Alexander, Baker and Freels, met four times during the last fiscal year. The Audit Committee reviews the scope of the audit engagement and the audit fees and nature of consulting fees.

     The Executive Compensation & Bonus Committee consists of Messrs. Orr, Baker, Jacobus, and Smith. The Committee met twice during the last fiscal year to review management compensation matters. The Board's Option and SAR Committee reviews and grants, as it deems appropriate, options, stock appreciation rights, and dividend equivalents. See "Committees' Report on Compensation Policies."

     The Nominating Committee consists of Messrs. Orr, Alexander, Freels and Radt. The Nominating Committee met once in 1998 to consider and recommend to the Board nominees for election as directors. Inquiries concerning nominations with pertinent background information should be directed to the Chairman of the Nominating Committee in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 2000 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than January 23, 2000 and not later than February 22, 2000.
 The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

     During the last fiscal year the Board met nine times. Each of the directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served during the last fiscal year.

 DIRECTOR COMPENSATION

     Directors are paid a retainer of $2,000 per month and $1,000 for
 each meeting of the Board attended.   Mr. Smith participates in the
 Company's health insurance plan and the other directors who are officers of the Company receive salaries and benefits related to their duties as officers of the Company or its subsidiaries. No other director received more than the standard arrangements described above.

     The Directors' Deferred Compensation Plan provides that directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum after the director's
                                 -6-

 termination of service as a director or, if the participant elects (with the approval of the Company), in quarterly installments over a period not in excess of ten years. In the event a director's service terminates because of a change of control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or be converted into Company common stock equivalent units. If stock equivalent units are elected, the director's account is also credited with stock equivalent units representing the common stock which could, hypothetically, have been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units had they been actual common stock. Upon distribution, stock equivalent units are converted to cash based upon the fair market value of the common stock at the time of distribution. During 1998, Messrs. Olvey, Alexander, Baker, Jacobus, and Freels participated in the plan and deferred all or a portion of the retainer or meeting fees otherwise payable to them.

     The Company's retirement policy for directors provides for the payment of specified retirement benefits for directors who have served on the Board for at least five years prior to their termination of service. A retired director's monthly benefit is equal to the monthly retainer and meeting fees (based on the amount of such retainer or meeting fee in effect at his termination of service) and is paid for a period of time equal to the retired director's period of service on the Board or on the Board of Directors of Mosinee Paper Corporation

 ("Mosinee") prior to December 17, 1997. Retirement benefits terminate at death and are accelerated in the event of a change of control of the Company, as defined in the policy.


               BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the Record Date, there were 53,165,639 shares of common stock outstanding. The following table sets forth, based on statements filed with the SEC or information otherwise known to the Company, the number of shares of common stock which may be deemed beneficially owned as of February 22, 1999, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock.

                                         COMMON SHARES         PERCENT OF
 NAME AND ADDRESS                        BENEFICIALLY OWNED    CLASS
 Wilmington Trust Company ...............10,523,213 {(1)}      19.79%
 Rodney Square North
 1100 N. Market Street
 Wilmington, DE  19890-0001

                                 -7-

 Trustees of David B. Smith Family Trust.3,333,889 {(2)}       6.27%
 1206 E. Sixth Street
 Merrill, WI  54452

     The following table sets forth the number of shares of common stock beneficially owned as of the Record Date, by each of the directors, each person nominated to become a director, each of the executive officers of the Company named in the summary compensation table and all directors and executive officers as a group.

 DIRECTORS AND OFFICERS
                                        COMMON STOCK     PERCENT OF
 NAME                                BENEFICIALLY OWNED    CLASS
 San W. Orr, Jr. ........................1,046,670 {(3)}    1.97%
 Daniel R. Olvey ..........................301,078 {(4)}     *
 Richard L. Radt ...........................30,546 {(4)}     *
 Walter Alexander ..........................16,212           *
 Harry R. Baker  ............................7,827           *
 Gary W. Freels   .........................836,372 {(5)}  1.57%
 Richard G. Jacobus ........................15,398           *
 David B. Smith, Jr. ....................2,452,487 {(6)}  4.61%
 Gary P. Peterson .........................104,514 {(4)}     *
 Larry A. Baker<dagger>  ...................61,087 {(4)}     *
 Stuart R. Carlson ........................104,265 {(4)}     *
 Thomas J. Howatt    ......................131,905 {(4)}     *
 David L. Canavera ........................136,556 {(4)}     *

 All directors and executive officers as a
 group (15 persons)                      5,333,367 {(7)} 9.90%
 ________________

     *Less than 1%
     <dagger>Mr. Baker retired from the Company on January 31, 1999.

     {(1)}Held in a fiduciary capacity as trustee, including 10,437,785 shares held for the benefit of the descendants of A.P. Woodson and family.
     {(2)}David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and
          Sarah S. Miller are the co-trustees of the David B. Smith Family Trust (the "Trust") which owns 2,368,372 shares of common stock.
          Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentages of common stock: David B. Smith, Jr., 4.61%; Thomas P. Smith, 4.63%; Margaret S. Mumma, 5.15%; and Sarah S. Miller, 5.01%.

                                 -8-

     {(3)}Includes 681,211 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before 60 days.
     {(4)}Includes shares which may be acquired through the exercise of options on or before 60 days.
     {(5)}Includes 831,352 shares of common stock held by a charitable foundation of which Mr. Freels serves as President and a director.
     {(6)}David B. Smith, Jr. is a co-trustee of the David B. Smith
          Family Trust which holds 2,368,372 shares of common stock.
          See note (2).
     {(7)}Includes shares described in notes (3), (4), (5) and (6).

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who own more than 10% of the common stock outstanding ("Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them with the SEC. Two reports for Mr. Freels, indicating the automatic acquisition of common stock equivalent units payable solely in cash under the Deferred Compensation Plan for Directors reportable on Form 5 and due February 15, 1998, were filed on April 21, 1998. Based solely on its review of the copies of the Section 16(a) forms received by it or upon written representations from certain of these Reporting Persons as to compliance with the Section 16(a) regulations, the Company is of the opinion that during the most recent fiscal year all other filing requirements applicable under Section 16(a) to Reporting Persons were satisfied.


                COMPENSATION OF EXECUTIVE OFFICERS

 SUMMARY COMPENSATION TABLE

     The table below sets forth compensation earned by, or awarded or paid by the Company to, the Company's CEO as of December 31, 1998, and to each of the five most highly compensated executive officers of the Company as of December 31, 1998, whose salary and bonus exceeded $100,000 for the last fiscal year. On December 17, 1997, the Company changed its fiscal year-end to December 31 from August 31. The compensation disclosed with respect to Messrs. Baker and Howatt includes amounts earned by, or awarded or paid to, them during the four months ended December 31, 1997 and the fiscal years of the Company ended August 31, 1997 and 1996.

                    SUMMARY COMPENSATION TABLE
                                        Annual Compensation                           Long Term
                                                                                    Compensation
                                                                                       Awards
                                                                      Other                       All Other
                                                                      Annual                      Compen-
                                                                      Compen-       Options/      sation
 Name and Principal Position   Year(1)   Salary(2)       Bonus        sation($)     SARS(#)       (2)
 Daniel R. Olvey; President    1998      $ 402,277       $ 113,346      -           58,000*       $  39,816{(3)}
 and CEO of the Company        1997      $ 311,361       $ 304,361      -             -           $  42,020
                               1996      $ 282,600       $ 282,500      -             -           $  41,091

 Gary P. Peterson, Senior Vice 1998      $ 215,496       $  99,413      -           29,600*       $   6,816
 President, Finance, Secretary 1997      $ 176,590       $ 173,635      -             -           $  20,020
 and Treasurer                 1996      $ 162,025       $ 161,925      -             -           $  22,091

 Larry A. Baker; Senior Vice   1998      $ 216,226       $  99,413      -          101,683*       $   6,816
 President, Administration     1997{(4)} $  62,256       $  25,787      -             -           $     651
<double-dagger>                1997{(5)} $ 184,814       $ 179,500      -            7,500<dagger>$   3,014
                               1996{(5)} $ 173,762       $ 171,000      -           18,750<dagger>$   2,848

 Thomas J. Howatt; Senior Vice 1998      $ 231,377       $ 104,506      -           86,205*       $   6,816{(7)}
 President, Printing and       1997{(4)} $  58,869       $  27,085      -            -            $     707
 Writing Group                 1997{(5)} $ 176,889       $ 162,196  $ 117,567{(6)}   7,500<dagger>$   8,397{(7)}
                               1996{(5)} $ 163,950       $ 157,500  $ 105,017{(6)}  25,000<dagger>$ 137,352{(7)}
 Stuart R. Carlson, Senior Vice1998      $ 230,607       $ 121,073      -           29,600*       $   6,816
 President, Speciality Papers  1997      $ 186,437       $ 123,210      -             -           $  20,020
 Group                         1996      $ 166,800       $ 166,700      -             -           $  22,091

 David L. Canavera, Senior Vice1998      $ 195,000           -          -           31,840*       $   6,816
 President, Towel and Tissue   1997      $ 170,226       $ 105,090      -             -           $  20,020
 Group                         1996      $ 149,600       $ 124,339      -           67,760<dagger>$  22,091

        *               Stock appreciation rights (expired on January 22, 1999).
        <dagger>        Options to acquire common stock.
        <double-dagger> Mr. Baker retired on January 31, 1999.
        (1)             Includes compensation deferred by participants under 401(k)
                        plans.
        (2)             Except with respect to Messrs. Olvey and Howatt, contributions under 401(k) plans.
        (3)             Includes 401(k) contribution of $6,816 and directors' fees of
                        $33,000.  Mr. Olvey's fees were deferred under the Deferred
                        Compensation Plan for Directors described under the caption
                        "Committees and Compensation of the Board of Directors."
        (4)             Amounts indicated with respect to the four months ended December
                        31, 1997.
        (5)             Amounts indicated with respect to the fiscal years ended August
                        31, 1997 and 1996.
        (6)             Reimbursement for taxes under relocation policy.
        (7)             Includes contributions of $6,816 in 1998 under 401(k) plan and reimbursements of $5,460 in 1997{(5)} and $134,452 in 1996{(5)}
                        under the Company's relocation policy.

 STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     GRANTS. The Company and its subsidiary, Mosinee, maintain stock appreciation rights ("SAR") and stock option plans pursuant to which grants may be made to key employees. The following SARs were granted in 1998 to executive officers named in the summary compensation table.

               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                      Individual Grants                                             Alternative
                                                                                                    Grant Date
                                                                                                       Value
                                     % of total
                                     Options/SARs
                                     Granted to         Exercise or     Market Price                 Grant Date
                     Options/SARs   Employees in        Base Price      of Stock on    Expiration     Present
 Name                 Granted(#)     Fiscal Year        ($/Sh)          Date of Grant  Date           Value $(2)
 Mr. Olvey              58,000(1)          13.9%        $19.06          $19.06        1/22/99        $161,820
 Mr. Peterson           29,600(1)           7.1%        $19.06          $19.06        1/22/99        $ 82,584
 Mr. Baker             101,683(1)          24.4%        $19.06          $19.06        1/22/99        $283,696
 Mr. Howatt             86,205(1)          20.7%        $19.06          $19.06        1/22/99        $240,512
 Mr. Carlson            29,600(1)           7.1%        $19.06          $19.06        1/22/99        $ 82,584
 Mr. Canavera           31,840(1)           7.7%        $19.06          $19.06        1/22/99        $ 88,834

      (1)   Stock appreciation rights ("SARs") exercisable only in cash (all
            SARs expired without being exercised on January 22, 1999).
      (2)   Determined pursuant to Black-Scholes option pricing model.  The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the SARs reflected in the above table include (a) a term of 1 year; (b) an interest rate of 5.24% that represents the interest rate on long-term U.S. Treasury securities with maturity date corresponding to the term on the grant date; (c) volatility of 34% calculated using daily stock prices of the underlying common stock for the one-year period prior to the grant dates; (d) dividends at the rate of $0.28 per share, representing the annualized dividend paid with respect to the underlying common stock and a corresponding dividend yield of 1.5%; and (e) reductions of approximately 3% to reflect the probability of a shortened term due to termination of employment prior to the expiration date. The actual value, if any, a grantee will realize upon exercise of an SAR will depend on the excess of the market value of the common stock over the exercise price on the date the SAR is exercised. On January 22, 1999, the SARs expired without being exercised. See "Committees' Report on Compensation--Stock Based Compensation."

     EXERCISE AND YEAR-END VALUE. The following table sets forth information regarding the exercise of stock options or SARs in calendar year 1998 by each of the executive officers named in the summary compensation table and the December 31, 1998 value of unexercised, in-the-money stock options or SARs held by each such person.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
  VALUES
                                                      Number of Unexercised       Value of Unexercised In-the-
                    Shares                            Options/SARSs at FY-End(#)  Money Options/SARs at FY-End
                    Acquired           Value                                      ($)
                    On Exercise        Realized
 Name                (#)                ($)           Exercisable   Unexercisable  Exercisable     Unexercisable
 Mr. Olvey             -                 -             238,000*           -        $1,694,891*            -
                                                       212,000<dagger>    -        $1,762,701<dagger>     -
 Mr. Peterson          -                 -              74,200*           -        $  533,159*            -
                                                        75,800<dagger>    -        $  453,986<dagger>     -
 Mr. Baker             -                 -              33,528*           -        $   72,066*            -
                                                       116,472<dagger>    -        $  229,117<dagger>     -
 Mr. Howatt            -                 -              41,612*           -        $   38,458*            -
                                                       108,388<dagger>    -        $  343,697<dagger>     -
 Mr. Carlson           -                 -              74,200*           -        $  533,159*            -
                                                        75,800<dagger>    -        $  459,276<dagger>     -
 Mr. Canavera          -                 -              87,360*           -        $  511,728*            -
                                                        62,640<dagger>             $  296,536<dagger>     -

    * Options. Value of options include the value of hypothetical shares credited to certain grantees under the Dividend Equivalent Plan which assumes cash dividends are paid on underlying shares and invested in hypothetical common stock.
    <dagger> SARs exercisable only for cash.  In cases of SAR valuations, includes, in cases where the grant so provides, the value of hypothetical shares credited to grantee under provision in SAR grant which assumes cash dividends are paid on underlying shares and invested in hypothetical common stock.

 PENSION PLAN AND OTHER BENEFITS

     RETIREMENT PLANS

     During the last fiscal year, the Company maintained two qualified defined benefit plans under which executive officers were entitled to benefits on the same basis as all other participating salaried employees. Effective January 1, 1999, the Company consolidated its retirement plans for salaried employees into one cash balance plan.
 The defined benefit plans and the new cash balance plan are referred to as the Company's "qualified plans." Executive officers also participate in a nonqualified supplemental retirement plan (the "supplemental plan") under which benefits are determined by compensation without regard to limitations contained in the qualified plans. The supplemental plan will provide an executive officer with a retirement benefit equal to 50% of his average salary and bonus upon retirement at age 62 after 10 years of service as an executive officer. Under the qualified plans, benefits are proportionately reduced for less than 30 years of service. The supplemental plan provides for an offset of certain benefits payable under the
 qualified plans.   Accrued benefits under the supplemental plans will
 be paid in a lump sum in the event of a change of control of the
 Company, as defined in the supplemental plan.   As of December 31,
 1998, no current executive officer of the Company other than Mr. Baker had acquired a vested right to an early or normal retirement benefit in the supplemental plan.

     At December 31, 1998, years of service credited under the qualified and supplemental plans, respectively, were as follows: Mr. Olvey: 9,9; Mr. Peterson: 7,7; Mr. Baker: 21,10; Mr. Howatt 19,6; Mr. Carlson: 7,7; and Mr. Canavera: 7,7. Based on average covered compensation as of December 31, 1998, the following single life annual benefits would be payable from the qualified and supplemental retirement plans upon retirement at age 62 to the following executive officers:

                                   Additional    Total       Average
                      Qualified    Supplemental  Retirement  Covered
   EXECUTIVE OFFICER  PLAN BENEFIT PLAN BENEFIT  BENEFIT     REMUNERATION
     Daniel R. Olvey   $30,000     $217,000     $247,000   $493,000
     Gary P. Peterson  $25,000     $123,000     $148,000   $295,000
     Larry A. Baker    $52,000     $105,000     $157,000   $314,000
     Thomas J. Howatt  $61,000     $ 94,000     $155,000   $310,000
     Stuart R. Carlson $21,000     $125,000     $146,000   $292,000
     David L. Canavera $24,000     $ 89,000     $112,000   $224,000

 COMMITTEES' REPORT ON COMPENSATION POLICIES

     The Executive Compensation & Bonus Committee (the "Compensation Committee") establishes and reviews base salaries of executive officers and is responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. The Company's compensation program for executive officers may include various grants under the Company's stock option, SAR and dividend equivalent plans. The Company's plans are administered by the Board's Option and SAR Committee which generally considers recommendations of the Compensation Committee with respect to grants, but has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, this report is a joint report of the Compensation Committee and the Option and SAR Committee. Executive officers who served on the Compensation Committee do not participate in the Committee's determination of their own compensation.

     This report describes the policies of the foregoing committees and the Company as in effect for the 1998 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1998 may change.

     GENERAL

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company. These policies are also intended to reward job performance which the Compensation Committee believes to be at or above the level expected of the Company's executive officers. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the fifty-two companies which, in addition to the Company, comprise the Media General index of paper companies' stock performance under the heading "Stock Price Performance Graph." The Compensation Committee makes compensation comparisons only with those companies whose operations are similar to the Company or which have operating units which are similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly related to the annual performance of the Company and the performance of the Company's common stock. Executive officers participate in incentive bonus plans which are based primarily on the Company's financial performance during the fiscal year, but also include incentives for individual performance. Executive officers also participate in stock based incentive programs, the value of which increases as the performance of the Company's common stock increases shareholder value as a whole.

     The Company may not deduct as a business expense compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million annually. This limitation is subject to certain exceptions for compensation paid pursuant to performance-based plans and amounts received through the exercise of stock options and SARs, provided certain requirements are met. No compensation paid in 1998 exceeded the deductible limit. The Compensation Committee will continue to review this limit and its application to the Company's compensation policies.

     BASE COMPENSATION

     The Compensation Committee does not rely on specific salary and benefit comparisons, but does consider and periodically review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of its executive officers' base salary and benefit levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of the Company's executive officers are determined in accordance with the Compensation Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance. Individual job performance in the prior fiscal year is the most important factor considered by the Compensation Committee in annual reviews and in determining appropriate increases in base salary. The CEO annually assesses the job performance of executive officers who report to him. The CEO's base salary is determined by the Compensation Committee on the same basis as that of the Company's other executive officers, except that the Compensation Committee annually establishes performance criteria for the CEO and reviews his performance.

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE
     COMPANY AND INDIVIDUAL PERFORMANCE

     The Company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if the Company's annual financial and/or individual performance objectives are met. The criteria by which incentive awards are determined are based on the Compensation Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to amounts paid to officers in comparable positions in the paper industry. The Compensation Committee can modify performance objectives during a fiscal year under any of the plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     During 1998, Mr. Olvey participated in an incentive compensation plan which provided for a bonus opportunity based on the earnings per share of the Company. Mr. Olvey's bonus opportunity ranged from 0% of base salary if 1998 earnings per share were at or below $1.02 to 100% if 1998 earnings per share were at least $1.51. Mr. Peterson and Mr. Baker participated in a similar plan which provided for a maximum bonus equal to 75% of base salary based upon the same $1.02 to $1.51 range of earnings per share. Mr. Peterson and Mr. Baker also participated in a plan which provided for a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the CEO. Messrs. Carlson, Howatt, and Canavera participated in plans which provided for a maximum bonus equal to 100% of their base salaries; each officer's bonus was determined by the operating profit of the group managed by him (75%) and satisfaction of individual performance objectives established by the CEO (25%). In all cases, earnings per share were adjusted for accruals on SARs, bonus expense and extraordinary items such as the expenses recognized in connection with the Company's plan to reduce its workforce and certain costs associated with the merger with Mosinee.

     STOCK BASED COMPENSATION

     Executive officers of the Company participate in stock option, SAR and dividend equivalent plans at various levels. The Option and SAR Committee may impose restrictions as to exercise or vesting of grants.

 The Option and SAR Committee has not established formal criteria by which the size of plan grants are determined, but the Committee considers the amount and terms of each grant already held by an executive officer in determining the size and terms of any new grant. The value of these grants are principally related to the long-term performance of the Company's common stock and, therefore, provide an identity of interests between the Company's executive officers and its shareholders.

     Grantees of certain SARs and dividend equivalents may benefit from the increase in value of the underlying common stock and from the value of the hypothetical reinvested cash dividends which would be paid with respect to a share of stock to which the SAR or dividend equivalent relates. Therefore, executive officers who receive grants of options with an exercise price of less than current fair market value at the time of grant or who exercise SARs or who receive dividend equivalents will benefit from such grants even if there is no increase in the price of the Company's common stock. The value of any such grant will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such an increase occurs. It is the intention of the Option and SAR Committee that the hypothetical dividend features of the SARs and the dividend equivalents will place the executive officers in the same position as shareholders of the Company, thereby enhancing the officer's long-term incentive and increasing the officer's identity with the shareholders.

     COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Orr is Chairman of the Board and served on the Compensation Committee in 1998. None of the members of the Option and SAR Committee is an officer of the Company.

                                        Executive Compensation
 OPTION AND SAR COMMITTEE               & BONUS COMMITTEE
 Walter Alexander                       San W. Orr, Jr.
 Harry R. Baker                         Harry R. Baker
 Gary W. Freels                         Richard G. Jacobus
 David B. Smith, Jr.                    David B. Smith, Jr.

                    STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the period beginning December 31, 1993 and ending December 31, 1998 with the Media General Financial Services' Russell 2000, Paper and Paper Products, and Nasdaq Market Indices, and the value of an original investment in Mosinee common stock for the same periods. In March, 1998 the Company's stock was listed for trading on the New York Stock Exchange, thereby rendering the comparison to the Nasdaq Market inappropriate after 1998. In place of the Nasdaq Market Index, the Company has chosen the Russell 2000 Index. The Russell 2000 Index includes the 2000 smallest companies in the Russell 3000 Index (which consists of the 3,000 largest companies whose stock is traded in U.S. markets, based on market capitalization). As of January 29, 1999, the average market capitalization of the Russell 2000 companies was approximately $1 billion. The market capitalization of the Russell 2000 Index companies on that date ranged from approximately $3.5 million to $6.3 billion. The Company's market capitalization as of such date was approximately $847.8 million. The Media General MG Paper and Paper Products Index indicates the performance of fifty-two paper industry stocks (including the Company's common stock).

     The graph and table assume that the value of the investment in the Company's common stock and each index on December 31, 1993 was $100 and that all dividends were reinvested. The information presented for "Mosinee" represents the value of Company stock attributable to an investment of $100 in Mosinee common stock on December 31, 1993 after giving effect to the exchange for Company common stock in the 1997 merger with the Company and the reinvestment of applicable dividends.

 [Stock Price Performance Graph deleted pursuant to Rule 304(d) of Regulation S-T. Data reported in the graph is also reported in the following tabular form in the proxy statement delivered to shareholders.]

                                             December 31
                       1993        1994       1995       1996      1997        1998
 Wausau-Mosinee
 Paper Corporation    $100.00     $ 84.75    $102.60    $ 88.04    $ 96.95    $ 86.47
 MG Paper & Paper
 Products             $100.00     $111.74    $138.86    $159.51    $169.41    $169.60
 Nasdaq Market Index  $100.00     $104.99    $136.18    $169.23    $207.00    $291.96
 Russell 2000 Index   $100.00     $ 98.19    $126.11    $147.05    $179.90    $174.86
 Mosinee Paper
 Corporation (pro     $100.00     $ 88.77    $ 98.64    $183.43    $220.97    $197.04
 forma*)

            *Represents value of Company common stock derived from an investment of $100 in Mosinee common stock on December 31, 1993, after giving effect, on and after December 17, 1997, to the exchange, at a ratio of 1.4 to 1, of Company common stock for each share of Mosinee common stock, and the reinvestment through December 31, 1998 of all Mosinee or Company dividends, as applicable.

         APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board will present to the Annual Meeting a resolution that the shareholders approve the appointment of the firm of Wipfli Ullrich Bertelson LLP as independent auditors to audit the books, records and accounts of the Company for the fiscal year ending December 31, 1999. Representatives of Wipfli Ullrich Bertelson LLP will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.

                        SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal for inclusion in the proxy statement to be used in connection with the annual meeting of shareholders to be held in 2000, the proposal must be in proper form and be received by the Company no later than November 17, 1999.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 2000 may bring business before the 2000 annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than January 23, 2000 and not later than February 22, 2000. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company. See "Committees and Compensation of Board of Directors" regarding bylaw requirements relating to nominations from the floor at the annual meeting of shareholders to be held in 2000.


                            OTHER MATTERS

     At this date, there are no other matters the Board of Directors intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the Board of Directors are properly presented at the Annual Meeting, those named as proxies will vote in accordance with their judgment.

     DATED:  March 17, 1999.

                               BY ORDER OF THE BOARD OF DIRECTORS



                               GARY P. PETERSON
                               Gary P. Peterson
                               Secretary


          PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                                     FORM OF PROXY

                           WAUSAU-MOSINEE PAPER CORPORATION
                PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                               TO BE HELD APRIL 22, 1999


 THE UNDERSIGNED HEREBY APPOINT(S) SAN W. ORR, JR., DANIEL R. OLVEY AND RICHARD L. RADT AND EACH OF THEM, PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK OF WAUSAU-MOSINEE PAPER CORPORATION THAT THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 1999 AND AT ANY ADJOURNMENT THEREOF (THE "ANNUAL MEETING"). THE PROXIES HAVE THE AUTHORITY TO VOTE SUCH STOCK AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE PROPOSALS SET FORTH IN THE PROXY STATEMENT WITH THE SAME EFFECT AS THOUGH THE UNDERSIGNED WERE PRESENT IN PERSON AND VOTING SUCH SHARES. FOR PARTICIPANTS IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, THE PROXY ALSO SERVES AS VOTING INSTRUCTIONS TO THE PLAN ADMINISTRATOR OF SUCH PLAN TO VOTE THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE PARTICIPANT IN THE PLAN. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

 PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED. UNLESS AUTHORITY IS WITHHELD OR UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE 1999 STOCK OPTION PLAN, AND FOR THE APPOINTMENT OF INDEPENDENT AUDITORS AT THE ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT THEREOF.


                       (Continued and to be signed on reverse side.)

                   WAUSAU-MOSINEE PAPER CORPORATION
                 PLEASE MARK YOUR VOTE IN THE FOLLOWING
                   MANNER USING DARK INK ONLY  <square>

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
 NOMINEES, FOR THE APPROVAL OF THE 1999 STOCK OPTION PLAN, AND FOR THE APPROVAL OF INDEPENDENT AUDITORS.

 1. Election of Directors:
                                                  For all except the
                           For All  Withhold All  nominees written below
    DANIEL R. OLVEY AND
    GARY W. FREELS         <square>   <square>    ______________________

                            For      Against     Abstain
 2. Approval of 1999       <square>  <square>    <square>
    Stock Option Plan

 3. Approval of            <square>  <square>    <square>
    appointment of
    independent auditors.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                          Please sign exactly as name appears at left.

                          Dated ______________________________, 1999

                           _________________________________________
                                          Signature

                          __________________________________________
                                   Signature if held jointly

                          When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.